EXHIBIT 5

                  [Letterhead of Duane, Morris & Heckscher LLP]

                                November 22, 1999


The Board of Directors of
   Entrade Inc.
500 Central Avenue
Northfield, IL  60093

Gentlemen:

         We have acted as counsel to Entrade Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to an aggregate of 1,200,000 shares (the "Shares") of Common Stock, no par value, of the Company, pursuant to the Company's 1999 Nonqualified Stock Option Plan for Non-Executive Officer Employees and the Nonqualified Stock Option Agreement dated as of October 15, 1999 between the Company and Corey P. Schlossman (collectively, the "Plans").

         As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and Bylaws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

         Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the respective Plans, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the use of this opinion in the Registration Statement and the reference to us under "Item 5 - Interests of Named Experts and Counsel" in the Registration Statement.

                                             Sincerely,

                                             /s/ DUANE, MORRIS & HECKSCHER LLP